Exhibit 19.19

Intermap Growing Insurance Business in Eastern Europe

KBC Slovakia implements Intermap’s flood risk solution for insurance and financial applications

UNIQA Slovakia leverages new flood risk solution for underwriting across Slovakia

DENVER, April 11, 2024 — Intermap Technologies (TSX: IMP; OTCQB: ITMSF) (“Intermap” or the “Company”), a global leader in 3D geospatial products and intelligence solutions, today announced KBC Slovakia and UNIQA Slovakia have signed multiyear subscriptions to its Aquarius RMA software and the latest generation of flood risk solutions for Slovakia.

KBC Slovakia is a major insurer in the Slovakia insurance and financial markets. It has two subsidiaries, ČSOB Poisťovňa and ČSOB Banka, which have implemented Intermap’s newest flood risk solution for all of Slovakia. Leveraging state-of-the-art flood modeling technology, Intermap’s Aquarius RMA software includes precision flood risk maps, providing comprehensive insights into flood vulnerability to help insurers effectively underwrite flood insurance.

“Intermap’s latest flood maps allow us to work efficiently with our portfolios and more accurately assess the likelihood of river or flash flooding, which has become increasingly frequent, in a particular location,” said Peter Čahoj, Director of Underwriting and Product Management at ČSOB Poisťovňa. “The software also helps clients to take measures that can mitigate flood damage or assist in making decisions about buying a property and setting up the right insurance policy.”

UNIQA Slovakia, has also signed a multiyear subscription to Intermap’s latest generation of flood risk solution. “The latest flood maps from Intermap allow us to map flood exposure more accurately and underwrite quality property insurance,” said Martin Rotkovský, Member of Board, Corporate & Affinity at UNIQA Czech Republic and Slovakia. The Company’s flood modeling data in Slovakia marks a significant generational shift and has brought to the Slovak insurance market the best available data today for nationwide flood modeling.

“By delivering world-class models on a global scale, we help customers access precision 3D data with cutting edge tools and application layers and enable new commercial markets and rapid development,” said Patrick A. Blott, Intermap Chairman and CEO. “Our precision flood hazard maps enhance our customers’ risk assessment capabilities so they can provide tailored insurance solutions to their clients. Our advanced geospatial solutions empower insurers with data-driven insights to make informed decisions and enhance resilience.”

As announced in July 2023, Intermap is in negotiations to finalize new subscriptions with additional insurers in Slovakia as part   of its mutual agreement with the Slovak Insurance Association. Intermap’s flood risk maps are based on its highly accurate digital terrain models, offering unparalleled precision in risk assessment. These maps are continually updated with the latest terrain information, providing critical risk assessment information to insurers to help navigate evolving flood risks and enhance risk management strategies.

Learn more about Intermap’s European solutions at intermap.com/european-solutions.

Intermap Reader Advisory

Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast”, “will be”, “will consider”, “intends” and similar expressions are intended to identify such forward-looking statements. Although Intermap believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of known and unknown risks and uncertainties. Intermap’s forward-looking statements are subject to risks and uncertainties pertaining to, among other things, cash available to fund operations, availability of capital, revenue fluctuations, nature of government contracts, economic conditions, loss of key customers, retention and availability of executive talent, competing technologies, common share price volatility, loss of proprietary information, software functionality, internet and system infrastructure functionality, information technology security, breakdown of strategic alliances, and international and political considerations, as well as those risks and uncertainties discussed Intermap’s Annual Information Form and other securities filings. While the Company makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits that the Company will derive therefrom. All subsequent forward-looking statements, whether written or oral, attributable to Intermap or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements contained in this news release are made as at the date of this news release and the Company does not undertake any obligation to update publicly or to revise any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise, except as may be required by applicable securities law.

About Intermap Technologies

Founded in 1997 and headquartered in Denver, Colorado, Intermap (TSX: IMP; OTCQB: ITMSF) is a global leader in geospatial intelligence solutions, focusing on the creation and analysis of 3D terrain data to produce high-resolution thematic models. Through scientific analysis of geospatial information and patented sensors and processing technology, the Company provisions diverse, complementary, multi-source datasets to enable customers to seamlessly integrate geospatial intelligence into their workflows. Intermap’s 3D elevation data and software analytic capabilities enable global geospatial analysis through artificial intelligence and machine learning, providing customers with critical information to understand their terrain environment. By leveraging its proprietary archive of the world’s largest collection of multi-sensor global elevation data, the Company’s collection and processing capabilities provide multi-source 3D datasets and analytics at mission speed, enabling governments and companies to build and integrate geospatial foundation data with actionable insights. Applications for Intermap’s products and solutions include defense, aviation and UAV flight planning, flood and wildfire insurance, disaster mitigation, base mapping, environmental and renewable energy planning, telecommunications, engineering, critical infrastructure monitoring, hydrology, land management, oil and gas and transportation.

For more information, please visit www.intermap.com or contact:

Jennifer Bakken

Executive Vice President and CFO

CEO@intermap.com

+1 (303) 708-0955